Exhibit 10.(G)(2)

FIRST EXTENSION AND MODIFICATION AGREEMENT

This First Extension and Modification Agreement (this “Agreement”) is dated effective as of February 15, 2010, between AMEGY BANK NATIONAL ASSOCIATION, a national banking association, (“Lender”), and EQUUS TOTAL RETURN, INC., a Delaware corporation (“Borrower”).

R E C I T A L S:

A. Borrower has executed and delivered to Lender one certain revolving promissory note (the “Note”) dated August 13, 2008, payable to the order of Lender in the original principal sum of $7,500,000.00, with interest and principal payable as therein provided (the Note, the Loan Agreement and the Pledge and Security Agreement defined below, and all other documents executed by Borrower and/or any other party or parties evidencing or securing or otherwise in connection with the loan evidenced by the Note, collectively the “Loan Documents”).

B. Borrower and Lender have executed a Loan Agreement (the “Loan Agreement”) dated of even date with the Note providing for disbursement of the loan (the “Loan”) evidenced by the Note.

C. Borrower has executed a Pledge and Security Agreement (the “Security Agreement”) dated of even date with the Note in favor of Lender relating to Borrower’s obligations under the Loan Documents.

D. The Note is due and payable on February 15, 2010.

E. Borrower desires to amend the Loan Documents to (i) reduce the availability under the Note from $7,500,000 to $5,000,000, (ii) extend the maturity date of the Note from February 15, 2010 to August 15, 2011, and (iii) amend certain other terms and provisions of the Loan Documents, and Lender is willing to do so on the terms and conditions herein set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Extension. The maturity date of the Note is extended to August 15, 2011. The liens, security interests, assignments and other rights evidenced by the Loan Documents are renewed and extended to secure payment of the Note as extended hereby.

2. Modification Fee. Contemporaneously with the execution hereof, Borrower shall pay to Lender a modification fee in the amount of $12,500.

3. Balance of Note. Borrower and Lender acknowledge that the unpaid principal balance of the Note as of February 15, 2010 is $0.00, with interest paid up to and including said date.

4. Modifications of Loan Documents. The Loan Documents are modified as follows:

(a) The Note. The Note is modified as follows:

(i) The figure “$7,500,000.00” appearing above the first paragraph of the Note is hereby deleted and the figure “$5,000,000.00” is substituted therefor.

(ii) The words and figure “SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000.00)” appearing in the first paragraph of the Note are hereby deleted and “FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00)” is substituted therefor.

(iii) The definition of “Maturity Date” is hereby amended by deleting the reference to “February 15, 2010” and substituting “August 15, 2011” therefor.”

(iv) Upon the effective date hereof, Lender shall be authorized to endorse on the Note the following legend or a legend of similar effect:

“The Maturity Date set forth in this Note has been extended until August 15, 2011, pursuant to that certain First Extension and Modification Agreement dated as of February 15, 2010, amending, among other things, the Loan Agreement referred to in this Note.”

(b) The Loan Agreement. The Loan Agreement is modified as follows:

(i) The figure “$7,500,0000.00” in the second paragraph of Section 1 of the Loan Agreement is hereby deleting and the figure “$5,000,000.00” is substituted therefor.

(ii) Section 5(d), Unused Fees, is hereby amended by deleting the figure “$7,500,000” and substituting “$5,000,000” therefor.

Section 8, Financial Covenants, is hereby amended in its entirety to read as follows:

“Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Lender has no further commitment to lend hereunder:

Minimum Net Asset Value.    Borrower will maintain, at all times, a Net Asset Value of not less than $40,000,000.

Ratio of Total Liabilities to Net Asset Value.    Borrower will maintain, at all times, a ratio of (a) total liabilities as reflected on the Borrower’s balance sheet in accordance with generally accepted accounting principles to (b) Net Asset Value of not greater than 1.1 to 1.0.

As used herein, the term “Net Asset Value” means, as of any date, Borrower’s total assets less Borrower’s total liabilities, which, in each case would be required to be reflected on a balance sheet of Borrower in accordance with generally accepted accounting principles, except any of the foregoing that are Excluded Assets (as defined in the Pledge and Security Agreement).”

(iii) Section 7(i) of the Loan Agreement is amended to read in its entirety as follows:

“Dividends and Distributions.    Make or declare any dividend or distribution to Borrower’s shareholders if an Event of Default exists, is continuing or will be created by such payments or use any proceeds of any Loan to pay or fund any contractual dividends at any time.”

(iv) Section 9, Reporting Requirements, is hereby amended by adding the following subparagraph (g):

“(g) Financial Reports.    Borrower shall provide, or cause to be provided, to Lender the following financial reports:

Requirement	Certified By	Frequency	Due Date

Borrower’s operating statement	Representative of Borrower approved by Lender	Quarterly	45 days after end of each calendar quarter

Borrower’s balance sheet and operating statement	Independent public accountant approved by Lender	Annually	90 days following end of each calendar year

Said statements will be prepared in accordance with generally accepted accounting principles in scope and detail satisfactory to Lender. If, and as often as, reasonably requested by Lender, Borrower shall make further reports of operations in such form as Lender prescribes, setting out full data requested by Lender.

**All financial statements delivered to Lender prior to the date hereof and all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.”

(v) Exhibit A to the Loan Agreement is hereby amended to conform to the amendments set forth in Section 4(a) of this Agreement.

(vi) Exhibit B, Form of Borrowing Notice, Section 4, is hereby amended by deleting the figure “$7,500,000” and substituting “$5,000,000” therefor.

(vii) Exhibit C, Schedule 1 to the Compliance Certificate is amended to read as follows:

“For the Quarter ended                     (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

I. Minimum Net Asset Value
A. Net Asset Value as of Statement Date	$
B. Required Net Asset Value	$40,000,000
C. Is Line I.B. equal to or greater than Line I.A.	Yes/No

II. Ratio of Total Liabilities to Net Asset Value
A. Total liabilities outstanding on Statement Date	$
B. Total assets outstanding on Statement Date	$
C. Net Asset Value (B minus A)	$
D. Ratio of Total liabilities to Net Asset Value (A to C)	to 1.0
E. Is Ratio of total liabilities to Net Asset Value not greater than 1.1 to 1.0?	Yes/No

II. Key Financial Measures as of Statement Date
A. Funded Total Debt	$
B. Funded Senior Debt	$
C. Aggregate Trailing 12-month EBITDA

D. Trailing 12-month EBITDA for each investment listed in the Investment History and Valuation Report accompanying the Borrowing Base Report delivered contemporaneously with this No Default and Covenant Compliance Certificate

$

(viii) Exhibit D, Form of Borrowing Base Report, Section I, is hereby amended by deleting the figure “$7,500,000” and substituting “$5,000,000” therefor.

5. Due Diligence.    Contemporaneously with the closing of the modification of the Loan, Borrower will:

(a) provide to Lender certificates of good standing and existence for the Borrower from the jurisdiction of its organization;

(b) pay $12,500 modification fee; and

(c) pay of all other fees, including legal expenses.

6. Loan Decrease.    To evidence reduction of Lender’s commitment under the Loan, upon effective of this Agreement, any reference to Lender’s commitment under the Loan or the Note, as set forth in the Loan Agreement and in all of the other Loan Documents, shall be a reference to the Loan in the amount of $5,000,000. Notwithstanding anything to the contrary contained in the Loan Agreement, nothing herein shall be deemed to diminish Borrower’s right to request and receive Advances under the Note so long as the total amount outstanding thereunder does not exceed $5,000,000. Except as expressly provided otherwise herein, any such Advance shall be subject to all requirements and limitations on Advances set forth in the Loan Agreement.

7. Representations.    Borrower represents and warrants to Lender that (a) Borrower is duly authorized to enter into this Agreement, (b) the representations and warranties contained within the Loan Documents are true and correct as of the date hereof, (c) no condition or event has occurred and is continuing which after notice and/or the lapse of time would constitute an Event of Default under the Loan Documents, (d) Borrower’s organizational and governing entity documents have not been modified or amended since the closing of the Loan and (e) Borrower’s resolutions attached to the Borrower’s Secretary’s Certificate dated August 13, 2008 remain in full force and effect and have not been modified or rescinded.

8. Other Documents.    Borrower, upon request from Lender, each agree to execute such other and further documents as may be reasonably necessary or appropriate to consummate the transactions contemplated herein or to perfect the liens and security interests intended to secure the payment of the Loan.

9. Loan Document.    This Agreement is included within the definition of “Loan Documents” in the Loan Documents.

10. Ratification.    Except as specifically provided herein, the terms and provisions of the Loan Documents shall remain unchanged and shall remain in full force and effect. The Loan Documents as modified and amended hereby are ratified and confirmed in all respects. All liens, security interests and assignments granted or created by or existing under the Loan Documents remain unchanged and continue, unabated, in full force and effect, to secure Borrower’s obligation to repay the Loan. Borrower acknowledges that there are no offsets, claims or defenses to its obligations under the Loan Documents.

11. Validity.    Borrower acknowledges that the liens, security interests and assignments created and evidenced by the Security Instrument and the assignments created by the Assignment are valid and subsisting and further acknowledges and agrees that there are no offsets, claims or defenses to its obligations under the Loan Documents.

12. Past Acceptance.    Lender acknowledges that Lender and its agents in the past may have accepted, without exercising the remedies to which Lender was entitled, payments and performance by Borrower that constituted Events of Default under the Loan Documents. Borrower acknowledges that no such acceptance or grace granted by Lender or its agents in the past, or Lender’s agreement to the modifications evidenced hereby, has in any manner diminished Lender’s right in the future to insist that Borrower strictly comply with the terms of the Loan Documents, as modified by the terms hereof. Furthermore, Borrower specifically acknowledges that any future grace or forgiveness of Events of Default shall not constitute a waiver or diminishment of any right of Lender with respect to any future Event of Default of Borrower, whether or not similar to any Event of Default with respect to which Lender has in the past chosen, or may in the future choose, not to exercise all of the rights and remedies granted to it under the Loan Documents.

13. No Modification.    This Agreement supersedes and merges all prior and contemporaneous promises and agreements. No modification of this Agreement or any other Loan Document, or any waiver of rights under any of the foregoing, shall be effective unless made by supplemental agreement, in writing, executed by Lender and Borrower. Lender and Borrower further agree that this Agreement may not in any way be explained or supplemented by a prior, existing or future course of dealings between the parties or by any prior, existing, or future performance between the parties pursuant to this Agreement or otherwise.

14. Reference to and Effect on the Loan Documents.

(a) Upon the effectiveness of Section 4 hereof, on and after the date hereof, each reference in the Loan Agreement to this Agreement, hereunder, hereof, herein or words of like import, and each reference in the Loan Documents shall mean and be a reference to the Loan Agreement, the Note and the Security Agreement, as amended hereby.

(b) Except as specifically amended above the Loan Agreement and the Note, and all other instruments securing or guaranteeing Borrower’s obligations to Lender (the “Security Documents”) shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, the Security Instruments and all collateral described therein do and shall continue to secure the payment of all obligations of Borrower under the Loan Agreement, the Note and the Security Agreement, as amended hereby, and under the other Security Documents.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Lender under any of the Security Documents, nor constitute a waiver of any provision of any of the Security Documents.

15. Waiver.    Borrower acknowledges that the execution of this Agreement by Lender is not intended nor shall it be construed as (i) an actual or implied waiver of any Event of Default under the Loan Documents or (ii) an actual or implied waiver of any condition or obligation imposed upon Borrower pursuant to the Loan Documents, except to the extent expressly set forth herein.

16. Expenses.    Contemporaneously with the execution and delivery hereof, Borrower shall pay, or cause to be paid, all costs and expenses incident to the preparation hereof and the consummation of the transactions specified herein, including without limitation title insurance policy endorsement charges, recording fees and fees and expenses of legal counsel to Lender.

17. Release.    Borrower releases, remises, acquits and forever discharges Lender, together with its employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, counterclaims, defenses, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter accruing, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement or the Loan Documents, or any of the transactions associated therewith, or the Property, including specifically but not limited to claims of usury, lack of consideration, fraudulent transfer and lender liability. THE FOREGOING RELEASE INCLUDES ACTIONS AND CAUSES OF ACTION, JUDGMENTS, EXECUTIONS, SUITS, DEBTS, CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, DAMAGES AND EXPENSES ARISING AS A RESULT OF THE NEGLIGENCE AND/OR THE STRICT LIABILITY OF ONE OR MORE OF THE RELEASED PARTIES.

18. Bankruptcy.    In consideration for the forbearance of Lender in exercising its remedies under the Loan Documents and in consideration for the modification of the Loan Documents as provided in this Agreement, Borrower agrees that, in the event Borrower files a petition for relief under the Federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (all of the foregoing hereinafter collectively called “applicable Bankruptcy Law”) or an involuntary petition for relief is filed against Borrower under any applicable Bankruptcy Law, or an order for relief naming Borrower is entered under any applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by Borrower, then Lender shall thereupon be entitled to immediate and absolute relief from any automatic stay imposed by Section 362 of the Federal Bankruptcy Code, or any other applicable Bankruptcy Law, on or against the exercise of the rights and remedies otherwise available to Lender under the Loan Documents (including but not limited to foreclosure) and/or at law or equity, and Borrower irrevocably waives its right to object to such relief from automatic stay and agrees not to oppose Lender’s motion to obtain such relief, and further agrees that this Agreement constitutes “cause” to lift the automatic stay pursuant to Section 362(d) of the Federal Bankruptcy Code.

19. Counterparts.    This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

20. Severability.    If any covenant, condition, or provision herein contained is held to be invalid by final judgment of any court of competent jurisdiction, the invalidity of such covenant, condition, or provision shall not in any way affect any other covenant, condition or provision herein contained.

21. Time is of the Essence.    It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement.

22. Construction.    The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one party. The parties hereto therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor either party against the other.

23. Applicable Law.    This Agreement and the rights and duties of the parties hereunder shall be governed for all purposes by the law of the State of Texas and the law of the United States applicable to transactions within said State.

24. Successors.    The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

25. Dispute Resolution.    This section replaces all agreements to arbitrate claims and jury waiver provisions within the Loan Documents and contains a jury waiver, arbitration clause, and a class action waiver. READ IT CAREFULLY.

(a) JURY TRIAL WAIVER. AS PERMITTED BY APPLICABLE LAW, EACH PARTY WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BEFORE A JURY IN CONNECTION WITH ANY DISPUTE (AS HEREINAFTER DEFINED), AND DISPUTES SHALL BE RESOLVED BY A JUDGE SITTING WITHOUT A JURY. IF A COURT DETERMINES THAT THIS PROVISION IS NOT ENFORCEABLE FOR ANY REASON AND AT ANY TIME PRIOR TO TRIAL OF THE DISPUTE, BUT NOT LATER THAN 30 DAYS AFTER ENTRY OF THE ORDER DETERMINING THIS PROVISION IS UNENFORCEABLE, ANY PARTY SHALL BE ENTITLED TO MOVE THE COURT FOR AN ORDER COMPELLING ARBITRATION AND STAYING OR DISMISSING SUCH LITIGATION PENDING ARBITRATION (“ARBITRATION ORDER”).

(b) Arbitration.

(i) If a claim, dispute, or controversy arises between us with respect to this Agreement, related agreements, or any other agreement or business relationship between any of us whether or not related to the subject matter of this Agreement (all of the foregoing, a “Dispute”), and only if a jury trial waiver is not permitted by applicable law or ruling by a court, any of us may require that the Dispute be resolved by binding arbitration before a single arbitrator at the request of any party. By agreeing to arbitrate a Dispute, each party gives up any right that party may have to a jury trial, as well as other rights that party would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal.

(ii) Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, JAMS or National Arbitration Forum (“Administrator”) as selected by the initiating party. If the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator. Disputes include matters (A) relating to a deposit account, application for or denial of credit, enforcement of any of the obligations we have to each other, compliance with applicable laws and/or regulations, performance or services provided under any agreement by any party, (B) based on or arising from an alleged tort, or (C) involving either of our employees, agents, affiliates, or assigns of a party. However, Disputes do not include the validity, enforceability, meaning, or scope of this arbitration provision and such matters may be determined only by a court. If a third party is a party to a Dispute, we each will consent to including the third party in the arbitration proceeding for resolving the Dispute with the third party. Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties or, if no agreement, in the city and state where lender or bank is headquartered.

(iii) After entry of an Arbitration Order, the non-moving party shall commence arbitration. The moving party shall, at its discretion, also be entitled to commence arbitration but is under no obligation to do so, and the moving party shall not in any way be adversely prejudiced by electing not to commence arbitration. The arbitrator: (A) will hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment; (B) will render a decision and any award applying applicable law; (C) will give effect to any limitations period in determining any Dispute or defense; (D) shall enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppel, if applicable; (E) with regard to motions and the arbitration hearing, shall apply rules of evidence governing civil cases; and (F) will apply the law of the state specified in the agreement giving rise to the Dispute. Filing of a petition for arbitration shall not prevent any party from (G) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (H) pursuing non-judicial foreclosure, or (I) availing itself of any self-help remedies such as setoff and repossession. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration.

(iv) Judgment upon an arbitration award may be entered in any court having jurisdiction except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators. To allow for such appeal, if the award (including Administrator, arbitrator, and attorney’s fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute. A request for de novo appeal must be filed with the arbitrator within 30 days following the date of the arbitration award;

if such a request is not made within that time period, the arbitration decision shall become final and binding. On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator. Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if the Administrator has no such rules, then the JAMS arbitration appellate rules shall apply.

(v) Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. This arbitration provision shall survive any termination, amendment, or expiration of this Agreement. If the terms of this provision vary from the Administrator’s rules, this arbitration provision shall control.

(c) CLASS ACTION WAIVER. EACH PARTY WAIVES THE RIGHT TO LITIGATE IN COURT OR ARBITRATE ANY CLAIM OR DISPUTE AS A CLASS ACTION, EITHER AS A MEMBER OF A CLASS OR AS A REPRESENTATIVE, OR TO ACT AS A PRIVATE ATTORNEY GENERAL.

(d) Reliance. Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce jury and class action waivers in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers, agreements, and certifications in this section.

26. Notice and Agreement.    Borrower and Lender take notice of and agree to the following:

(a) PURSUANT TO SUBSECTION 26.02(b) OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED THEREIN EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR BY THAT PARTY’S AUTHORIZED REPRESENTATIVE.

(b) PURSUANT TO SUBSECTION 26.02(c) OF THE TEXAS BUSINESS AND COMMERCE CODE, THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO THE LOAN DOCUMENTS SHALL BE DETERMINED SOLELY FROM THE LOAN DOCUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN DOCUMENTS.

(c) THE LOAN DOCUMENTS AND THIS AGREEMENT REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES THERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[END OF TEXT—SIGNATURE BLOCKS ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

BORROWER:

EQUUS TOTAL RETURN, INC., A Delaware corporation

By:	/s/ L’Sheryl Hudson,
L’Sheryl Hudson,
Chief Financial Officer

LENDER:

AMEGY BANK NATIONAL ASSOCIATION, a national banking association

By:	/s/ Timothy Zawinsky
Name: Timothy Zawinsky
Title: Assistant Vice President

Signature Page